UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 1, 2015

MONARCH AMERICA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-179390	99-0372219
(Commission File Number)	(IRS Employer Identification No.)

1150 W. Custer Place

Denver, CO 80223

(Address of Principal Executive Offices, Zip Code)

(844) 852-1537

(Registrant's Telephone Number, Including Area Code)

 ________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 4, 2014, Monarch America, Inc. (the "Company") entered into a Settlement Agreement and Release with Glamis Capital SA (the "Lender") with respect to the $1,482,801 of principal due to the Lender pursuant to the terms of the promissory note (the "Note") initially reported on the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 12, 2014.

The Company agreed to make a one-time cash payment of $350,000 to the Lender no later than 7 business days after the Company sells its personal property at 1150 Custer Place, Denver, Colorado. If said payment is not made by January 31, 2016, then at the option of the Lender the Company shall either issue to the Lender (i) a 10% note in said amount, due on 10 days' notice and secured by said personal property or (ii) shares of common stock of the Company totaling $350,000. In addition, the Company agreed to make 8 monthly cash payments to the Lender starting April 1, 2016 - $20,000 for the first two payments; $30,000 the next two payments; $40,000 for the first next payments; and $50,000 for the last two payments.

The Company also agreed to convert $125,000 of the principal amount to the Lender to shares for December 2015 and January 2016 and $100,000 for each of the next 10 months. The conversion price shall be at a 50% discount of the lowest bid price during the 15 days prior to the conversion date (the 1st and 15th of each month). When the Lender has sold all such shares, the Lender shall provide a full accounting on all monies received – if said amount is more than $50,000 than the amount contemplated in the agreement of $1,880,000, then the Lender shall not be entitled to any future proceeds. If the total amount is less than $1,880,000 then the Company has to issue additional shares until the total received by the Lender is equal to or at least $1,880,000.

The Lender agreed that any legal opinions it requests to remove the restrictive legend from the shares issued shall be at the cost of the Lender.

For all the terms and conditions of the Settlement Agreement and Release, reference is hereby made to such agreements annexed hereto as Exhibit 10.28. All statements made herein concerning the agreement are qualified by reference to said Exhibit.

Section 2 – Financial Information

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The information contained in Item 1.01 of this Current Report is incorporated by reference in this Section 2.04.

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On December 1, 2015 the Company and 5110 Race LLC, the lessor or sub-landlord, received a Demand for Rent or Possession from Custer Place LLC, the landlord on 1150 W. Custer Place, Denver, Colorado, seeking the amount of $137,725. Said amount represents the amount of rent not paid to the landlord for the last four months.

As previously reported, the Company's consulting client at the warehouse, Green Sky, had been unable to obtain a license to grow cannabis at the facility, which has led to the Company not being able to collect management and consulting fees from Green Sky. Although the Company has been aggressively working towards selling its tenant improvements at the facility, the Company has not paid rent for the past four months. If the landlord is successful at evicting the tenants at the facility, the Company is not only responsible for the back rent but has the risk that it will not recoup the cost of the capital improvements it made in the facility of approximately $550,000.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company received notification on December 7, 2015 from Shaun Snowden that he resigned as the Chief Financial Officer of the Company. Mr. Snowden's resignation was not due to a disagreement with the Company on any matter relating to the Company's operations, policies or practices. We are providing Mr. Snowden with a copy of this Current Report concurrent with this filing. Should any subsequent communications with him regarding his decision to resign reveal any disagreement between him, on one hand, and the Company, on the other hand, the Board or any executive officer of the Company regarding our operations, policies or practices, we will amend this Report accordingly to disclose any such disagreement.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.28	Settlement Agreement and Release dated as of December 4, 2015 by and between Monarch AmericAmerica, Inc. and Glamis Capital SA

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONARCH AMERICA, INC.

Date: December 11, 2015	By:	/s/ Eric Hagen
	Name:	Eric Hagen
	Title:	President and Chief Executive Officer

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